Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT (this “Amendment”), to the Agreement and Plan of Merger, dated as of July 30, 2020 (the “Merger Agreement”), PropTech Acquisition Corporation, a Delaware corporation (“PTAC”), PTAC Merger Sub Corporation, a Delaware corporation, a wholly-owned Subsidiary of PTAC (“Merger Sub”) and Porch.com, Inc., a Delaware corporation (the “Company”), is dated as of October 12, 2020. Each capitalized term used and not defined herein shall have the meaning assigned to it in the Merger Agreement.

WHEREAS, each of the Parties desire to amend the Merger Agreement as set forth herein in accordance with Section 8.3 of the Merger Agreement.

NOW THEREFORE, in consideration of the terms and conditions contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Amendment to Section 1.1 of the Merger Agreement. The definition of “Acquisition Amounts” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Acquisition Amounts” means, in the event the Company, at any time during the period beginning on the date of this Agreement and ending prior to the Effective Time, directly or indirectly, consummates any of the following transactions, in each case, with a Person other than any Pre-Closing Holder or their Affiliates: (a) acquisition by means of merger, consolidation, reorganization or other similar business combination transaction, of a majority of the outstanding equity interests of another such Person, (b) a minority investment in another such Person, and/or (c) acquisition of all or substantially all of the assets of another such Person or all or substantially all of the assets of a distinct business of another such Person, in each case, solely with respect to the identified entities set forth in Section 5.1(b)(ii) of the Company Schedules and in compliance with the terms set forth thereof(including the maximum purchase price payable with respect to any individual transaction and all such transactions in the aggregate) (each such transaction, an “Approved Acquisition Target”), then an amount equal to (i) the aggregate amount of cash and cash equivalents of the Company paid as a part of the purchase price for such Approved Acquisition Target, plus (ii) the aggregate amount of any Indebtedness incurred by the Company to fund the purchase price for such Approved Acquisition Target to the extent such incurred Indebtedness is treated as Closing Date Indebtedness hereunder for purposes of calculating the Closing Merger Consideration, plus (iii) an amount equal to: (x) the number of Company Common Shares actually issued by the Company to the sellers prior to the Effective Time in connection with a transaction contemplated in clauses (b) or (c) above multiplied by (y) the Per Common Share Value.

Section 2. Amendment to Section 5.1(b)(ii) of the Company Schedules. Section 5.1(b)(ii) of the Company Schedules is hereby amended and restated in its entirety to the form attached hereto as Attachment A.

Section 3. Amendment to Section 7.1(d) of the Merger Agreement. Section 7.1(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(d)       by either PTAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 31, 2021 (as extended pursuant to this Section 7.1(d), the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to PTAC if any PTAC Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

Section 4. Amendment to Exhibit J of the Merger Agreement (Form of Governing Documents of PTAC). Exhibit J to the Merger Agreement is hereby amended and restated in its entirety to the form attached hereto as Attachment B.

Section 5. Effect on Merger Agreement. The foregoing amendment and agreement are given solely in respect of the transactions described herein. Except as expressly set forth herein, all of the terms, conditions, obligations, covenants and agreements of the Merger Agreement shall continue in full force and effect after the execution of this Amendment, and shall not be in any way amended, changed, modified or superseded by the terms set forth herein. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby. From and after the execution of this Amendment by the Parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby and any reference to the Company Schedules shall be deemed a reference to the Company Schedules as amended herby, in each case including for purposes of Section 8.3 of the Merger Agreement. Notwithstanding anything to the contrary in this Amendment, the date of the Merger Agreement, as amended hereby, will in all instances remain as July 30, 2020, and references in the Merger Agreement to “the date first written above,” “the date of this Agreement,” “the date hereof” and similar references will continue to refer to July 30, 2020.

Section 6. Miscellaneous. The provisions of Article 8 of the Merger Agreement are incorporated by reference into this Amendment and shall apply mutatis mutandis to this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

PROPTECH ACQUISITION CORPORATION

By:	/s/ Thomas D. Hennessy
Name: Thomas D. Hennessy
Title: Co-Chief Executive Officer and President

PTAC MERGER SUB CORPORATION

By:	/s/ Thomas D. Hennessy
Name: Thomas D. Hennessy
Title: Co-Chief Executive Officer and President

[Signature Page to First Amendment to Merger Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

PORCH.COM, INC.

By:	/s/ Matthew Ehrlichman
Name: Matthew Ehrlichman
Title: Chief Executive Officer

[Signature Page to First Amendment to Merger Agreement]